Thacher Proffitt & Wood LLP Two World Financial Center New York, NY 10281 (212) 912-7400 Fax: (212) 912-7751 www.tpw.com Direct Dial: (212) 912-7439 April 17, 2007

Sara D. Kalin
Branch Chief-Legal
Division of Corporate Finance
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	The National Collegiate Student Loan Trust 2006-2 Form 10-K for the fiscal year ended June 30, 2006 Filed September 28, 2006 File No. 333-113336-02

Dear Ms. Kalin:

We have received and reviewed your comment letter dated March 19, 2007, concerning your review of the Form 10-K for the fiscal year ended June 30, 2006 (the “Form 10-K”) of our client, The National Collegiate Student Loan Trust 2006-2 (the “Issuing Entity”). This cover letter, the enclosed Form 10-K/A proposed for filing and the enclosed undertaking by U.S. Bank National Association is intended to respond to the comments set forth in your letter in addition to providing you with the supplemental information requested by several comments.

We have enclosed both clean and marked copies of the Form 10-K/A to show changes from the Form 10-K filed previously.

Form 10-K

General

Comment:

1.
We note that you list 333-113336-02 as the file number of the issuing entity, and 333-118894 as the file number of the depositor. However, it appears that the registration statement that was reviewed for compliance with Regulation AB and went effective in February of 2006 was registration statement 333-128413, which included via Rule 429 unsold securities under registration statements 333-113336 and 333-118894. Please revise throughout your filing and revise all related EDGAR headers to reflect the correct file number for your filings, which appears to be 333-128413. If the assets in The National Collegiate Student Loan Trust 2006-2 do not back securities that were issued off of registration statement 333-128413, please advise.

Response:

With respect to the file number for the depositor, as set forth in draft Form 10-K/A, we have revised the Form 10-K to reference the correct file number of the depositor, 333-128413. With respect to the file number for the Issuing Entity, the Issuing Entity’s assets do back securities that were issued off of registration statement 333-128413. Accordingly, and as previously discussed with the Staff, we will obtain a new file number for the Issuing Entity that corresponds to registration statement 333-128413. We will amend the Form 10-K to reference this new file number, and we will refile all other EDGAR filings of the Issuing Entity under this new file number.

Comment:

2.
We note that under the Form 10-K instruction to list documents incorporated by reference and the part of the Form 10-K into which the document is incorporated, you indicate that “[c]ertain financial information related to The Education Resource Institute, Inc. located in Annex I of the prospectus supplement filed with the SEC on June 6, 2006 is incorporated by reference into Part V of this Annual Report on Form l0-K”. However, Items 1112(b), 1114(b)(2), and 1115(b), where this incorporation occurs, are listed under Part IV of Form 10-K and not Part V. Please revise accordingly. In addition, please revise your description under the Form 10-K instruction referenced above to indicate that, in addition to Annex I, you have also incorporated the section titled “The Student Loan Guarantor” from the prospectus supplement.

Response:

As set forth in the draft Form 10-K/A, we have revised the description under the Form 10-K instruction to indicate that we are incorporating by reference into Part IV of the Form 10-K, as opposed to Part V. In addition, we have revised the description under the Form 10-K instruction to indicate that, in addition to Annex I, we have also incorporated the section titled “The Student Loan Guarantor” from the prospectus supplement.

Signatures

Comment:

3.
We note that the depositor has elected to sign the Form 10-K. Accordingly, please revise the signature block of your Form 10-K to clearly indicate that John Hupalo is the senior officer in charge of securitization of the depositor. See General Instruction J(3) to Form 10-K. Additionally, please make corresponding changes to your Section 302 certification. See footnote 1 to Item 601(b)(31)(ii) of Regulation S-K.

Response:

As set forth in the draft Form 10-K/A, we have revised the Form 10-K and accompanying Section 302 certification by adding “(senior officer in charge of securitization)” to the signature block of each document.

Item 1119. Affiliates and Certain Relationships and Related Transactions

Comment:

4.
We note that you incorporate by reference here the section “The Depositor, The First Marblehead Corporation, the Administrator, the Servicers and the Custodians” from the prospectus supplement. However, we were unable to locate such a section in the prospectus supplement. Please revise or advise.

Response:

As set forth in the draft Form 10-K/A, the correct section reference is “The Sponsor, The First Marblehead Corporation, the Administrator, the Servicers and the Custodians”.

Exhibit 31.1 — Section 302 Certification

Comment:

5.
Please revise your certification to include the exact language set forth in Item 601(b)(31)(ii) of Regulation S-K. In this regard, we note that Item 4 of your certification indicates that the servicers have fulfilled their obligations “in all material respects,” when the language quoted above is not part of the certification language.

Response:

As discussed with the Staff, we understand that the Staff has withdrawn this comment.

Exhibits 99.1-99.6

Comment:

6.
Please refile all reports on assessment of compliance with servicing criteria as “33” exhibits and all attestation reports on assessment of compliance with servicing criteria as “34” exhibits. Refer to Item 601 (a) of Regulation S-K.

Response:

We will refile each report on assessment of compliance with servicing criteria as a “33” exhibit and each attestation report on assessment of compliance with servicing criteria as a “34” exhibit.

Exhibit 99.5. U.S. Bank National Association

Comment:

7.	Please fully complete Exhibit A to Management’s Assertion. Your responsibility regarding several of the servicing criteria is currently not indicated.

Response:

Pursuant to our telephone conversation on March 27, 2007, with the Staff and representatives of U.S. Bank National Association, we are supplementally providing a representation letter that the Issuing Entity received from U.S. Bank National Association related to the above referenced report on assessment of compliance.

Please contact Thomas D. Donohoe at (212) 912-7568 or the undersigned at (212) 912-7439 with any other questions.

Sincerely yours, /s/ Lauris G. L. Rall
Lauris G. L. Rall
Thacher Proffitt & Wood LLP

cc:  Joshua Ravitz, Esq.
       Gregory M. Woods, Esq.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 ON

FORM 10-K/A

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2006

or

☐	TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________________ to ____________________

Commission File Number of issuing entity: 333-128413-[04]
The National Collegiate Student Loan Trust 2006-2
(Exact name of registrant as specified in its charter)

Commission File Number of depositor and sponsor: 333-128413
The National Collegiate Funding LLC
(Exact name of depositor and sponsor as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization of the issuing entity)	51-6577755 65-1177163 (I.R.S. Employer Identification Nos.)

800 Boylston Street, 34th Floor, Boston, MA (Address of principal executive offices of issuing entity)	02199 (Zip Code)

(800) 895-4283
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

None.

Securities registered pursuant to Section 12(g) of the Act:

None.

Indicate by check mark if registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes  ☐   No  ☒

Indicate by check mark if registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Yes  ☒   No  ☐

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☐ No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer  ☐          Accelerated Filer  ☐          Non-Accelerated Filer  ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes  ☐    No  ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

Not applicable.

Indicate the number of shares outstanding of each of the registrant’s class of common stock, as of the latest practicable date.

Not applicable.

List hereunder the following documents if incorporated by reference and the Part of the Form 10-K (e.g. Part I, Part II, etc.) into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposed (e.g. annual report to security holders for fiscal year ended December 24, 1980).

Certain financial information related to The Education Resources Institute, Inc. is incorporated by reference into Part IV of this Annual Report on Form 10-K from the prospectus supplement filed by the registrant with the SEC on June 6, 2006. Such financial information is set forth in the prospectus supplement under the caption “The Student Loan Guarantor” and Annex I of the prospectus supplement.

This Annual Report on Form 10-K (the “Report”) is filed with respect to The National Collegiate Student Loan Trust 2006-2 (the “Trust”). Certain information requested by this Report is omitted pursuant to Regulation AB (17 CFR 229.1101) and SEC Release 33-8518, December 15, 2004 (“Regulation AB”) and General Instruction J.

PART I

Item 1. Business.

Omitted.

Item 1A. Risk Factors.

Omitted.

Item 2. Properties.

Omitted.

Item 3. Legal Proceedings.

Omitted.

Item 4. Submission of Matters to a Vote of Security Holders.

Omitted.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Omitted.

Item 6. Selected Financial Data.

Omitted.

Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operation.

Omitted.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

Omitted.

Item 8. Financial Statements and Supplementary Data.

Omitted.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Omitted.

Item 9A. Controls and Procedures.

Omitted.

Item 9B. Other Information.

None.

PART III

Item 10. Directors and Executive Officers of the Registrant.

Omitted.

Item 11. Executive Compensation.

Omitted.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Omitted.

Item 13. Affiliations and Certain Relationships and Related Transactions.

Omitted.

Item 14. Principal Accounting Fees and Services.

Omitted.

PART IV

Item 15. Exhibits, Financial Statement Schedules.

(a)    List of Documents Filed as Part of this Annual Report on Form 10-K

(1) Not applicable.

(2) Not applicable.

(3) See Item 15 (b), below.

(b)	Exhibits Required by Item 601 of Regulation S-K

EXHIBIT	DESCRIPTION
31.1	Rule 13a-14(a)/15d-14(a) Certification. (Section 302 Certification)
33.1	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
33.2	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
33.3	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
34.1	Independent Accountants’ Attestation Report concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
34.2	Independent Accountants’ Attestation Report concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
34.3	Independent Accountants’ Attestation Report concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
35.1(1)	Statement of Compliance of Pennsylvania Higher Education Assistance Agency under the Alternative Servicing Agreement for the year ended June 30, 2006.
35.2(1)	Statement of Compliance of First Marblehead Data Services, Inc. under the Administration Agreement for the year ended June 30, 2006.
(1) Previously filed.

(c) Omitted.

The following are additional disclosure items required by Regulation AB.

Item 1112(b). Significant Obligor Financial Information.

Financial information related to The Education Resources Institute, Inc., a “significant obligor” as that term is defined in Regulation AB, is provided in the sections titled “The Student Loan Guarantor” and “Annex I” of the prospectus supplement, previously filed with the SEC on June 6, 2006 pursuant to Securities Act Rule 424, file 333-128413-[04] and incorporated herein by reference.

Items 1114(b)(2) and 1115(b). Significant Enhancement Provider Information.

Financial information related to The Education Resources Institute, Inc., a “significant enhancement provider” as that term is defined in Regulation AB, is provided in the sections titled “The Student Loan Guarantor” and “Annex I” of the prospectus supplement, previously filed with the SEC on June 6, 2006 pursuant to Securities Act Rule 424, file 333-128413-[04] and incorporated herein by reference.

Item 1117. Legal Proceedings.

The Registrant knows of no material pending legal proceedings.

Item 1119. Affiliates and Certain Relationships and Related Transactions.

Information related to affiliates of the Registrant and certain relationships and related transaction is provided in the section titled “The Sponsor, The First Marblehead Corporation, the Administrator, the Servicers and the Custodians” of the prospectus supplement, previously filed with the SEC on June 6, 2006 pursuant to Securities Act Rule 424, file 333-128413-[04] and incorporated herein by reference.

Item 1122. Compliance with Applicable Servicing Criteria

There have been no material instances of noncompliance with the servicing criteria for the period of this Report.

Item 1123. Servicer Compliance Statement

A Servicer Compliance Statement for each of the Pennsylvania Higher Education Assistance Agency and First Marblehead Data Services, Inc. is included as an exhibit to this Report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2006-2 (Registrant) By: The National Collegiate Funding LLC, as depositor
By: Name: John A. Hupalo Title: Chief Financial Officer and Treasurer (senior officer in charge of securitization) Dated: April [__], 2007

EXHIBIT INDEX

Exhibit Number	Sequentially Numbered Description
31.1	Rule 13a-14(a)/15d-14(a) Certification. (Section 302 Certification)
33.1	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
33.2	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
33.3	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
34.1	Independent Accountants’ Attestation Report concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
34.2	Independent Accountants’ Attestation Report concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
34.3	Independent Accountants’ Attestation Report concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
35.1(1)	Statement of Compliance of Pennsylvania Higher Education Assistance Agency under the Alternative Servicing Agreement for the year ended June 30, 2006.
35.2(1)	Statement of Compliance of First Marblehead Data Services, Inc. under the Administration Agreement for the year ended June 30, 2006.
(1) Previously filed.

Exhibit 31.1

CERTIFICATION

I, John A. Hupalo, certify that:

l. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of The National Collegiate Student Loan Trust 2006-2 (the “Exchange Act periodic reports”);

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement in all material respects

5. All the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: U.S. Bank National Association, as Indenture Trustee and Pennsylvania Higher Education Assistance Agency

Date: April __, 2007

John A. Hupalo Chief Financial Officer and Treasurer (senior officer in charge of securitization) National Collegiate Funding LLC

Exhibit 33.1

MANAGEMENT'S ASSESSMENT OF COMPLIANCE
WITH REGULATION AB SERVICING CRITERIA

Pennsylvania Higher Education Assistance Agency (the “Servicer”) asserts as of June 30, 2006 and for the period from inception, March 9, 2006 to June 30, 2006 (the “Reporting Period”) and as required by Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), that:

1.
The Servicer is responsible for assessing compliance as of and for the Reporting Period with the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria which we have concluded are not applicable to the servicing activities we perform as indicated on Appendix A, attached hereto, (the “Applicable Servicing Criteria”) with respect to the funding trust transactions backed by student loan receivables as listed in Appendix B (the “Regulation AB Platform”);

2.
The Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Servicer has complied, in all material respects, with the Applicable Servicing Criteria with respect to Regulation AB for the Regulation AB Platform;

3.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

The Servicer’s assertion is limited to activities processed on the Regulation AB Platform during the Reporting Period. It does not include an assessment of the impact of activities processed prior to the Reporting Period that might have affected the amounts reported by the Servicer during the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Report of the Servicer as of September 27, 2006.

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY By: Name: James L. Preston Title: EVP Marketing and Client Relations

Appendix A

Pursuant to Item 1122 (d) of Regulation AB, the following list of Applicable Servicing Criteria has been “Reviewed” or deemed “Not Applicable” by the Servicer, as marked.

	Reviewed	Not Applicable
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.		X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.		X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.		X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.		X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.		X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.		X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.		X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

Appendix B

NAME OF NCSL TRUST	INCEPTION DATE
The National Collegiate Student Loan Trust 2006-1	March 9, 2006
The National Collegiate Student Loan Trust 2006-2	June 8, 2006

Exhibit 33.2

MANAGEMENT'S ASSESSMENT OF COMPLIANCE
WITH REGULATION AB SERVICING CRITERIA

First Marblehead Data Services, Inc. (the “Servicer”) asserts as of June 30, 2006 and for the period from inception, March 9, 2006 to June 30, 2006 (the “Reporting Period”) and as required by Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), that:

1.
The Servicer is responsible for assessing compliance as of and for the Reporting Period with the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria which we have concluded are not applicable to the servicing activities we perform as indicated on Appendix A, attached hereto, (the “Applicable Servicing Criteria”) with respect to the funding trust transactions backed by student loan receivables as listed in Appendix B (the “Regulation AB Platform”)

2.
The Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Servicer has complied, in all material respects, with the Applicable Servicing Criteria with respect to Regulation AB for the Regulation AB Platform;

3.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

The Servicer’s assertion is limited to activities processed on the Regulation AB Platform during the Reporting Period. It does not include an assessment of the impact of activities processed prior to the Reporting Period that might have affected the amounts reported by the Servicer during the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Report of the Servicer as of September 27, 2006.

FIRST MARBLEHEAD DATA SERVICES, INC. By: Name: Rosalyn Bonaventure Title: President

Appendix A

Pursuant Item 1122 (d) of Regulation AB, the following list of Applicable Servicing Criteria has been “Reviewed” or deemed “Not Applicable” by the Servicer, as marked.

	Reviewed	Not Applicable
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.	X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.		X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements		X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.		X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.		X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X

Appendix B

NAME OF NCSL TRUST	INCEPTION DATE

The National Collegiate Student Loan Trust 2006-1	March 9, 2006

The National Collegiate Student Loan Trust 2006-2	June 8, 2006

Exhibit 33.3
Management's Assertion

Report on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934

U.S. Bank National Association (“U.S. Bank”) as a party participating in the servicing function for the following transactions:

National Collegiate Student Loan Trust 2006-1 (issued March 9th, 2006)
National Collegiate Student Loan Trust 2006-2 (issued June 8th, 2006)

hereby provides the following report on its assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it and as described on Exhibit A hereto:

1.	U.S. Bank is responsible for assessing its compliance with the servicing criteria applicable to it as noted on the accompanying Exhibit A;

2.	U.S. Bank used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria;

3.
U.S. Bank’s assessment of its compliance with the applicable servicing criteria is as of and for the period beginning on the dates of issuance noted above and ending June 30th, 2006, the end of the fiscal year covered by the Form 10-K report.

U.S. Bank’s participation in the servicing function complied in all material respects with the applicable servicing criteria;

4.
Ernst & Young, a registered public accounting firm, has issued an attestation report on U.S. Bank’s assessment of compliance with the applicable servicing criteria as of and for the period beginning on the dates of issuance noted above and ending June 30th, 2006, the end of the fiscal year covered by the Form 10-K report.

U.S. BANK NATIONAL ASSOCIATION ________________________________ Name: Bryan R. Calder Title: Executive Vice President

Date: September 11, 2006

EXHIBIT A to Management’s Assertion

Reg AB Reference	Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Not Applicable
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not Applicable
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.	Not Applicable
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Not Applicable
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

Not Applicable
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

Not Applicable
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not Applicable
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.

Not Applicable
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not Applicable
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Not Applicable
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	Not Applicable
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not Applicable

1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

Not Applicable
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Not Applicable
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

Not Applicable
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Not Applicable
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

Not Applicable
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not Applicable
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
Not Applicable

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

Not Applicable
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

Not Applicable
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

Not Applicable
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Not Applicable
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not Applicable

Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Pennsylvania Higher Education Assistance Agency

We have examined management’s assertion, included in Management’s Assessment of Compliance with Regulation AB Servicing Criteria appearing under Exhibit 99.1, that the Pennsylvania Higher Education Assistance Agency ("PHEAA") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the funding trust transactions backed by student loan receivables platform (the "Regulation AB Platform") as of and from March 9, 2006 through June 30, 2006 excluding criteria 1122 (d)(1)(i)-(iii); 1122 (d)(2)(ii)-(iii); 1122 (d)(3)(i)-(iv); 1122 (d)(4)(i), (iii), (x) - (xiii), and (xv), which PHEAA has determined are not applicable to the activities performed by them with respect to the Regulation AB Platform. The Regulation AB Platform includes the asset-backed transactions and securities listed in Appendix B of Exhibit 99.1.  Management is responsible for the PHEAA's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about PHEAA’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the PHEAA's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions and compliance activities related to the Regulation AB Platform during the period from March 9, 2006 through June 30, 2006 and determining whether PHEAA processed those transactions and performed those activities in compliance with the applicable servicing criteria. In performing these procedures, our testing did not include all the individual asset-backed transactions and securities listed in Appendix B of Exhibit 99.1 that comprise the Regulation AB Platform. Our procedures were limited to transactions and compliance activities related to the Regulation AB Platform from March 9, 2006 through June 30, 2006 and did not include an assessment of the impact of prior period activities that might have affected the amounts reported by PHEAA from March 9, 2006 through June 30, 2006. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on PHEAA’s compliance with applicable servicing criteria.

In our opinion, management’s assertion that PHEAA complied with the aforementioned applicable servicing criteria as of and from March 9, 2006 through June 30, 2006 for the funding trust transactions backed by student loan receivables listed in Appendix B of Exhibit 99.1 is fairly stated, in all material respects.

Harrisburg, Pennsylvania
September 27, 2006

Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
First Marblehead Data Services, Inc.

We have examined management’s assertion, included in Management’s Assessment of Compliance with Regulation AB Servicing Criteria appearing under Exhibit 99.3, that First Marblehead Data Services, Inc. (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the funding trust transactions backed by student loan receivables platform (the "Regulation AB Platform") as of and from March 9, 2006 through June 30, 2006 excluding criteria 1122 (d)(2)(i), 1122(d)(2)(vi), and 1122 (d)(4)(i)-(xiv), which the Company has determined are not applicable to the activities performed by them with respect to the Regulation AB Platform. The Regulation AB Platform includes the asset-backed transactions and securities listed in Appendix B of Exhibit 99.3.  Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions and compliance activities related to the Regulation AB Platform during the period from March 9, 2006 through June 30, 2006 and determining whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria. In performing these procedures, our testing did not include all the individual asset-backed transactions and securities listed in Appendix B of Exhibit 99.3 that comprise the Regulation AB Platform. Our procedures were limited to transactions and compliance activities related to the Regulation AB Platform from March 9, 2006 through June 30, 2006 and did not include an assessment of the impact of prior period activities that might have affected the amounts reported by the Company from March 9, 2006 through June 30, 2006. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with applicable servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and from March 9, 2006 through June 30, 2006 for the funding trust transactions backed by student loan receivables listed in Appendix B of Exhibit 99.3 is fairly stated, in all material respects.

Harrisburg, Pennsylvania
September 27, 2006

Exhibit 34.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
U.S. Bank National Association

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission Regulation AB Servicing Criteria, that U.S. Bank National Association (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for National Collegiate Student Loan Trust 2006-1 and the National Collegiate Student Loan Trust 2006-2 (the Platform) as of June 30, 2006, and for the periods from March 9, 2006 (the date of issuance) through June 30, 2006, for National Collegiate Student Loan Trust 2006-1 and June 8, 2006 (date of issuance) through June 30, 2006, for National Collegiate Student Loan Trust 2006-2, except for criteria 1122 (d)(1)(i) through 1122 (d)(1)(iv), 1122 (d)(2)(iii), 1122 (d)(2)(v), 1122 (d)(2)(vi), 1122 (d)(3)(i), 1122 (d)(3)(ii), and 1122 (d)(4)(i) through 1122 (d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selecting a sample of transactions and compliance activities related to the Platform during the examination period and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Furthermore, our testing of the selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the periods covered by this report. Our procedures, although covering the relevant period, did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the periods covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of June 30, 2006, and for the periods from March 9, 2006 to June 30, 2006, for National Collegiate Student Loan Trust 2006-1 and June 8, 2006 to June 30, 2006, for National Collegiate Student Loan Trust 2006-2 Platform is fairly stated, in all material respects.

Minneapolis, Minnesota
August 18, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 ON

FORM 10-K/A

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2006

or

☐	TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________________ to ____________________

Commission File Number of issuing entity: 333-128413-[04]
The National Collegiate Student Loan Trust 2006-2
(Exact name of registrant as specified in its charter)

Commission File Number of depositor and sponsor: 333-128413
The National Collegiate Funding LLC
(Exact name of depositor and sponsor as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization of the issuing entity)	51-6577755 65-1177163 (I.R.S. Employer Identification Nos.)

800 Boylston Street, 34th Floor, Boston, MA (Address of principal executive offices of issuing entity)	02199 (Zip Code)

(800) 895-4283
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

None.

Securities registered pursuant to Section 12(g) of the Act:

None.

Indicate by check mark if registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes  ☐   No  ☒

Indicate by check mark if registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Yes  ☒   No  ☐

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☐ No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer  ☐          Accelerated Filer  ☐          Non-Accelerated Filer  ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes  ☐    No  ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

Not applicable.

Indicate the number of shares outstanding of each of the registrant’s class of common stock, as of the latest practicable date.

Not applicable.

List hereunder the following documents if incorporated by reference and the Part of the Form 10-K (e.g. Part I, Part II, etc.) into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposed (e.g. annual report to security holders for fiscal year ended December 24, 1980).

Certain financial information related to The Education Resources Institute, Inc. is incorporated by reference into Part IV of this Annual Report on Form 10-K from the prospectus supplement filed by the registrant with the SEC on June 6, 2006. Such financial information is set forth in the prospectus supplement under the caption “The Student Loan Guarantor” and Annex I of the prospectus supplement.

This Annual Report on Form 10-K (the “Report”) is filed with respect to The National Collegiate Student Loan Trust 2006-2 (the “Trust”). Certain information requested by this Report is omitted pursuant to Regulation AB (17 CFR 229.1101) and SEC Release 33-8518, December 15, 2004 (“Regulation AB”) and General Instruction J.

PART I

Item 1. Business.

Omitted.

Item 1A. Risk Factors.

Omitted.

Item 2. Properties.

Omitted.

Item 3. Legal Proceedings.

Omitted.

Item 4. Submission of Matters to a Vote of Security Holders.

Omitted.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Omitted.

Item 6. Selected Financial Data.

Omitted.

Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operation.

Omitted.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

Omitted.

Item 8. Financial Statements and Supplementary Data.

Omitted.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Omitted.

Item 9A. Controls and Procedures.

Omitted.

Item 9B. Other Information.

None.

PART III

Item 10. Directors and Executive Officers of the Registrant.

Omitted.

Item 11. Executive Compensation.

Omitted.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Omitted.

Item 13. Affiliations and Certain Relationships and Related Transactions.

Omitted.

Item 14. Principal Accounting Fees and Services.

Omitted.

PART IV

Item 15. Exhibits, Financial Statement Schedules.

(a)    List of Documents Filed as Part of this Annual Report on Form 10-K

(1) Not applicable.

(2) Not applicable.

(3) See Item 15 (b), below.

(b)	Exhibits Required by Item 601 of Regulation S-K

EXHIBIT	DESCRIPTION
31.1	Rule 13a-14(a)/15d-14(a) Certification. (Section 302 Certification)
33.1	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
33.2	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
33.3	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
34.1	Independent Accountants’ Attestation Report concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
34.2	Independent Accountants’ Attestation Report concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
34.3	Independent Accountants’ Attestation Report concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
35.1(1)	Statement of Compliance of Pennsylvania Higher Education Assistance Agency under the Alternative Servicing Agreement for the year ended June 30, 2006.
35.2(1)	Statement of Compliance of First Marblehead Data Services, Inc. under the Administration Agreement for the year ended June 30, 2006.
(1) Previously filed.

(c) Omitted.

The following are additional disclosure items required by Regulation AB.

Item 1112(b). Significant Obligor Financial Information.

Financial information related to The Education Resources Institute, Inc., a “significant obligor” as that term is defined in Regulation AB, is provided in the sections titled “The Student Loan Guarantor” and “Annex I” of the prospectus supplement, previously filed with the SEC on June 6, 2006 pursuant to Securities Act Rule 424, file 333-128413-[04] and incorporated herein by reference.

Items 1114(b)(2) and 1115(b). Significant Enhancement Provider Information.

Financial information related to The Education Resources Institute, Inc., a “significant enhancement provider” as that term is defined in Regulation AB, is provided in the sections titled “The Student Loan Guarantor” and “Annex I” of the prospectus supplement, previously filed with the SEC on June 6, 2006 pursuant to Securities Act Rule 424, file 333-128413-[04] and incorporated herein by reference.

Item 1117. Legal Proceedings.

The Registrant knows of no material pending legal proceedings.

Item 1119. Affiliates and Certain Relationships and Related Transactions.

Information related to affiliates of the Registrant and certain relationships and related transaction is provided in the section titled “The Sponsor, The First Marblehead Corporation, the Administrator, the Servicers and the Custodians” of the prospectus supplement, previously filed with the SEC on June 6, 2006 pursuant to Securities Act Rule 424, file 333-128413-[04] and incorporated herein by reference.

Item 1122. Compliance with Applicable Servicing Criteria

There have been no material instances of noncompliance with the servicing criteria for the period of this Report.

Item 1123. Servicer Compliance Statement

A Servicer Compliance Statement for each of the Pennsylvania Higher Education Assistance Agency and First Marblehead Data Services, Inc. is included as an exhibit to this Report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2006-2 (Registrant) By: The National Collegiate Funding LLC, as depositor
By: Name: John A. Hupalo Title: Chief Financial Officer and Treasurer (senior officer in charge of securitization) Dated: April [__], 2007

EXHIBIT INDEX

Exhibit Number	Sequentially Numbered Description
31.1	Rule 13a-14(a)/15d-14(a) Certification. (Section 302 Certification)
33.1	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
33.2	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
33.3	Report on Assessment of Compliance with Servicing Criteria concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
34.1	Independent Accountants’ Attestation Report concerning servicing activities of Pennsylvania Higher Education Assistance Agency for the year ended June 30, 2006.
34.2	Independent Accountants’ Attestation Report concerning servicing activities of First Marblehead Data Services, Inc. for the year ended June 30, 2006.
34.3	Independent Accountants’ Attestation Report concerning servicing activities of U.S. Bank National Association for the year ended June 30, 2006.
35.1(1)	Statement of Compliance of Pennsylvania Higher Education Assistance Agency under the Alternative Servicing Agreement for the year ended June 30, 2006.
35.2(1)	Statement of Compliance of First Marblehead Data Services, Inc. under the Administration Agreement for the year ended June 30, 2006.
(1) Previously filed.

Exhibit 31.1

CERTIFICATION

I, John A. Hupalo, certify that:

l. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of The National Collegiate Student Loan Trust 2006-2 (the “Exchange Act periodic reports”);

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement in all material respects

5. All the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: U.S. Bank National Association, as Indenture Trustee and Pennsylvania Higher Education Assistance Agency

Date: April __, 2007

John A. Hupalo Chief Financial Officer and Treasurer (senior officer in charge of securitization) National Collegiate Funding LLC

Exhibit 33.1

MANAGEMENT'S ASSESSMENT OF COMPLIANCE
WITH REGULATION AB SERVICING CRITERIA

Pennsylvania Higher Education Assistance Agency (the “Servicer”) asserts as of June 30, 2006 and for the period from inception, March 9, 2006 to June 30, 2006 (the “Reporting Period”) and as required by Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), that:

1.
The Servicer is responsible for assessing compliance as of and for the Reporting Period with the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria which we have concluded are not applicable to the servicing activities we perform as indicated on Appendix A, attached hereto, (the “Applicable Servicing Criteria”) with respect to the funding trust transactions backed by student loan receivables as listed in Appendix B (the “Regulation AB Platform”);

2.
The Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Servicer has complied, in all material respects, with the Applicable Servicing Criteria with respect to Regulation AB for the Regulation AB Platform;

3.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

The Servicer’s assertion is limited to activities processed on the Regulation AB Platform during the Reporting Period. It does not include an assessment of the impact of activities processed prior to the Reporting Period that might have affected the amounts reported by the Servicer during the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Report of the Servicer as of September 27, 2006.

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY By: Name: James L. Preston Title: EVP Marketing and Client Relations

Appendix A

Pursuant to Item 1122 (d) of Regulation AB, the following list of Applicable Servicing Criteria has been “Reviewed” or deemed “Not Applicable” by the Servicer, as marked.

	Reviewed	Not Applicable
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.		X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.		X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.		X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.		X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.		X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.		X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.		X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

Appendix B

NAME OF NCSL TRUST	INCEPTION DATE
The National Collegiate Student Loan Trust 2006-1	March 9, 2006
The National Collegiate Student Loan Trust 2006-2	June 8, 2006

Exhibit 33.2

MANAGEMENT'S ASSESSMENT OF COMPLIANCE
WITH REGULATION AB SERVICING CRITERIA

First Marblehead Data Services, Inc. (the “Servicer”) asserts as of June 30, 2006 and for the period from inception, March 9, 2006 to June 30, 2006 (the “Reporting Period”) and as required by Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), that:

1.
The Servicer is responsible for assessing compliance as of and for the Reporting Period with the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria which we have concluded are not applicable to the servicing activities we perform as indicated on Appendix A, attached hereto, (the “Applicable Servicing Criteria”) with respect to the funding trust transactions backed by student loan receivables as listed in Appendix B (the “Regulation AB Platform”)

2.
The Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Servicer has complied, in all material respects, with the Applicable Servicing Criteria with respect to Regulation AB for the Regulation AB Platform;

3.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

The Servicer’s assertion is limited to activities processed on the Regulation AB Platform during the Reporting Period. It does not include an assessment of the impact of activities processed prior to the Reporting Period that might have affected the amounts reported by the Servicer during the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Report of the Servicer as of September 27, 2006.

FIRST MARBLEHEAD DATA SERVICES, INC. By: Name: Rosalyn Bonaventure Title: President

Appendix A

Pursuant Item 1122 (d) of Regulation AB, the following list of Applicable Servicing Criteria has been “Reviewed” or deemed “Not Applicable” by the Servicer, as marked.

	Reviewed	Not Applicable
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.	X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.		X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements		X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.		X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.		X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X

Appendix B

NAME OF NCSL TRUST	INCEPTION DATE

The National Collegiate Student Loan Trust 2006-1	March 9, 2006

The National Collegiate Student Loan Trust 2006-2	June 8, 2006

Exhibit 33.3
Management's Assertion

Report on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934

U.S. Bank National Association (“U.S. Bank”) as a party participating in the servicing function for the following transactions:

National Collegiate Student Loan Trust 2006-1 (issued March 9th, 2006)
National Collegiate Student Loan Trust 2006-2 (issued June 8th, 2006)

hereby provides the following report on its assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it and as described on Exhibit A hereto:

1.	U.S. Bank is responsible for assessing its compliance with the servicing criteria applicable to it as noted on the accompanying Exhibit A;

2.	U.S. Bank used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria;

3.
U.S. Bank’s assessment of its compliance with the applicable servicing criteria is as of and for the period beginning on the dates of issuance noted above and ending June 30th, 2006, the end of the fiscal year covered by the Form 10-K report.

U.S. Bank’s participation in the servicing function complied in all material respects with the applicable servicing criteria;

4.
Ernst & Young, a registered public accounting firm, has issued an attestation report on U.S. Bank’s assessment of compliance with the applicable servicing criteria as of and for the period beginning on the dates of issuance noted above and ending June 30th, 2006, the end of the fiscal year covered by the Form 10-K report.

U.S. BANK NATIONAL ASSOCIATION ________________________________________ Name: Bryan R. Calder Title: Executive Vice President

Date: September 11, 2006

EXHIBIT A to Management’s Assertion

Reg AB Reference	Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Not Applicable
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not Applicable
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.	Not Applicable
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Not Applicable
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

Not Applicable
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

Not Applicable
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not Applicable
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.

Not Applicable
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not Applicable
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Not Applicable
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	Not Applicable
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not Applicable

1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

Not Applicable
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Not Applicable
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

Not Applicable
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Not Applicable
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

Not Applicable
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not Applicable
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
Not Applicable

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

Not Applicable
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

Not Applicable
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

Not Applicable
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Not Applicable
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not Applicable

Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Pennsylvania Higher Education Assistance Agency

We have examined management’s assertion, included in Management’s Assessment of Compliance with Regulation AB Servicing Criteria appearing under Exhibit 99.1, that the Pennsylvania Higher Education Assistance Agency ("PHEAA") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the funding trust transactions backed by student loan receivables platform (the "Regulation AB Platform") as of and from March 9, 2006 through June 30, 2006 excluding criteria 1122 (d)(1)(i)-(iii); 1122 (d)(2)(ii)-(iii); 1122 (d)(3)(i)-(iv); 1122 (d)(4)(i), (iii), (x) - (xiii), and (xv), which PHEAA has determined are not applicable to the activities performed by them with respect to the Regulation AB Platform. The Regulation AB Platform includes the asset-backed transactions and securities listed in Appendix B of Exhibit 99.1.  Management is responsible for the PHEAA's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about PHEAA’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the PHEAA's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions and compliance activities related to the Regulation AB Platform during the period from March 9, 2006 through June 30, 2006 and determining whether PHEAA processed those transactions and performed those activities in compliance with the applicable servicing criteria. In performing these procedures, our testing did not include all the individual asset-backed transactions and securities listed in Appendix B of Exhibit 99.1 that comprise the Regulation AB Platform. Our procedures were limited to transactions and compliance activities related to the Regulation AB Platform from March 9, 2006 through June 30, 2006 and did not include an assessment of the impact of prior period activities that might have affected the amounts reported by PHEAA from March 9, 2006 through June 30, 2006. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on PHEAA’s compliance with applicable servicing criteria.

In our opinion, management’s assertion that PHEAA complied with the aforementioned applicable servicing criteria as of and from March 9, 2006 through June 30, 2006 for the funding trust transactions backed by student loan receivables listed in Appendix B of Exhibit 99.1 is fairly stated, in all material respects.

Harrisburg, Pennsylvania
September 27, 2006

Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
First Marblehead Data Services, Inc.

We have examined management’s assertion, included in Management’s Assessment of Compliance with Regulation AB Servicing Criteria appearing under Exhibit 99.3, that First Marblehead Data Services, Inc. (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the funding trust transactions backed by student loan receivables platform (the "Regulation AB Platform") as of and from March 9, 2006 through June 30, 2006 excluding criteria 1122 (d)(2)(i), 1122(d)(2)(vi), and 1122 (d)(4)(i)-(xiv), which the Company has determined are not applicable to the activities performed by them with respect to the Regulation AB Platform. The Regulation AB Platform includes the asset-backed transactions and securities listed in Appendix B of Exhibit 99.3.  Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions and compliance activities related to the Regulation AB Platform during the period from March 9, 2006 through June 30, 2006 and determining whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria. In performing these procedures, our testing did not include all the individual asset-backed transactions and securities listed in Appendix B of Exhibit 99.3 that comprise the Regulation AB Platform. Our procedures were limited to transactions and compliance activities related to the Regulation AB Platform from March 9, 2006 through June 30, 2006 and did not include an assessment of the impact of prior period activities that might have affected the amounts reported by the Company from March 9, 2006 through June 30, 2006. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with applicable servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and from March 9, 2006 through June 30, 2006 for the funding trust transactions backed by student loan receivables listed in Appendix B of Exhibit 99.3 is fairly stated, in all material respects.

Harrisburg, Pennsylvania
September 27, 2006

Exhibit 34.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
U.S. Bank National Association

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission Regulation AB Servicing Criteria, that U.S. Bank National Association (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for National Collegiate Student Loan Trust 2006-1 and the National Collegiate Student Loan Trust 2006-2 (the Platform) as of June 30, 2006, and for the periods from March 9, 2006 (the date of issuance) through June 30, 2006, for National Collegiate Student Loan Trust 2006-1 and June 8, 2006 (date of issuance) through June 30, 2006, for National Collegiate Student Loan Trust 2006-2, except for criteria 1122 (d)(1)(i) through 1122 (d)(1)(iv), 1122 (d)(2)(iii), 1122 (d)(2)(v), 1122 (d)(2)(vi), 1122 (d)(3)(i), 1122 (d)(3)(ii), and 1122 (d)(4)(i) through 1122 (d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selecting a sample of transactions and compliance activities related to the Platform during the examination period and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Furthermore, our testing of the selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the periods covered by this report. Our procedures, although covering the relevant period, did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the periods covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of June 30, 2006, and for the periods from March 9, 2006 to June 30, 2006, for National Collegiate Student Loan Trust 2006-1 and June 8, 2006 to June 30, 2006, for National Collegiate Student Loan Trust 2006-2 Platform is fairly stated, in all material respects.

Minneapolis, Minnesota
August 18, 2006

60 Livingston Avenue
St. Paul, MN 55107-2292

April 12, 2007

National Collegiate Student Loan Trust 2006-2
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890

Re: Report of U.S. Bank National Association on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 Of Regulation AB under the Securities Exchange Act of 1934 for National Collegiate Student Loan Trust 2006-2, Fiscal Year Ending June 30, 2006

Ladies and Gentlemen:

Reference is made to the report dated September 11, 2006, of U.S. Bank National Association (“U.S. Bank”) on its assessment of compliance with applicable servicing criteria pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934 (the “Assessment Report”), which was provided by U.S. Bank to National Collegiate Student Loan Trust 2006-2 (the “Issuer”) for inclusion in the Issuer’s report on Form 10-K for fiscal year ending June 30, 2006.

This letter is provided in response to certain comments of the Staff of the Division of Corporate Finance (the “Staff”) contained in a letter dated March 19, 2007 relating to the Issuer’s Form 10-K for fiscal year ending June 30, 2006, and in subsequent conversations with the Staff. In its Assessment Report, U.S. Bank indicated compliance with the servicing criteria applicable to it by attaching an exhibit to its management assertion containing a list of all 1122 criteria and specifically identifying for exclusion those criteria not applicable to it. We understand that the Staff has requested that, with respect to the Issuer’s fiscal year ending June 30, 2007 and subsequent fiscal years, U.S. Bank modify the form of its Assessment Report required to be provided to the Issuer for inclusion in its report on Form 10-K. This will confirm that whenever U.S. Bank is hereafter required to provide the Issuer and/or any other issuing entity an Assessment Report for asset-backed securities for inclusion in a report on Form 10-K for fiscal years ending after December 31, 2006, U.S. Bank will change the format of such report to more clearly identify (in the report itself or in an exhibit) which of the Item1122 servicing criteria are applicable to its assessment of compliance. An example of such revised report is attached.

Please do not hesitate to contact the undersigned should you wish to discuss this matter further.

Sincerely,

/s/ Eve Kaplan

Eve Kaplan
Senior Vice President

Management's Assertion

Report on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934

U.S. Bank National Association (“U.S. Bank”) as a party participating in the servicing function for the following transactions:

U.S. Bank Corporate Trust Asset Backed Securities Platform1

hereby provides the following report on its assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it and as described on Exhibit A hereto:

1.	U.S. Bank is responsible for assessing its compliance with the servicing criteria identified as applicable to it as noted on the accompanying Exhibit A;

2.	U.S. Bank used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria;

3.
U.S. Bank’s assessment of its compliance with the applicable servicing criteria is as of and for the period beginning on the January 1, 200[ ] and ending December 31, 200[ ], the end of the fiscal year covered by the Form 10-K report. U.S. Bank’s participation in the servicing function complied in all material respects with the applicable servicing criteria.

4.
Ernst & Young, a registered public accounting firm, has issued an attestation report on U.S. Bank’s assessment of compliance with the applicable servicing criteria as of and for the period beginning on January 1, 200[ ] and ending December 31, 200[ ], the end of the fiscal year covered by the Form 10-K report.

U.S. BANK NATIONAL ASSOCIATION

Name: Bryan R. Calder
Title: Executive Vice President

Date: _________________, 200[ ]

1 The U.S. Bank Corporate Trust ABS Platform (the "Platform") consists of the activities involved in the performance of servicing functions for (i) publicly issued asset-backed and mortgage-backed transactions the securities of which were offered on or after January 1, 2006 and (ii) certain asset-backed transactions offered prior to January 1, 2006 for which the Issuer has voluntarily elected to make Regulation AB compliant filings under the Securities Exchange Act of 1934, as amended. The Platform does not include transactions comprised of the repackaging of corporate debt and/or other agency securities.

EXHIBIT A to Management’s Assertion

Reg AB Reference	Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Applicable
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.	Not Applicable
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Applicable
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Applicable
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Applicable
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Applicable
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Applicable
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
Applicable
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Applicable
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Applicable
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
Applicable
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Applicable
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Applicable
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	Applicable
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Applicable
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
Not Applicable
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Applicable
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Not Applicable
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Not Applicable
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Not Applicable
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not Applicable
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
Not Applicable

1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Not Applicable
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Not Applicable
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Not Applicable
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.